May 16, 2003

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Comstock Resources, Inc. and, under the date of March 19, 2003, we reported on the consolidated financial statements of Comstock Resources, Inc. as of and for the years ended December 31, 2002 and
2001. On May 16, 2003, our appointment as principal accountants was terminated.
We have read Comstock Resources, Inc.'s statements included under Item 4 of its
Form 8-K dated May 16, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Comstock Resources, Inc.'s statements that (i) the audit committee of the board of directors annually considers and recommends to the board of directors the selection of Comstock's independent public accountants, (ii) the dismissal of KPMG LLP was approved by the audit committee of the board of directors on May 16, 2003, (iii) that the audit committee approved the engagement of Ernst & Young LLP for 2003 on May 16,
2003, or (iv) Ernst & Young LLP was not consulted with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on Comstock
Resources, Inc.'s consolidated financial statements or any other matters or reportable events listed in Items 304 (a) (2) (i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP